EXHIBIT 10.30

AOL Confidential

CONFIDENTIAL
AGREEMENT FOR CONSULTING SERVICES

     THIS AGREEMENT FOR CONSULTING SERVICES is made and entered into as of September 30, 2002 (the “Effective Date”), by and between America Online, Inc., a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166 (hereinafter referred to as “AOL”), and Viewpoint Corporation, a Delaware corporation, with principal offices at 498 7th Avenue, New, York, New York 10018 (hereinafter referred to as “Consultant”) (each a “Party” and collectively the “Parties”).

     AOL, operates the America Online® brand service, an interactive computer communications, information and transactions service. Consultant is familiar with the America Online® brand service. AOL desires to engage the services of Consultant and Consultant desires to accept such engagement upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, AOL and Consultant hereby agree as follows:

1.	Services and Scope of Work

1.1	Services. Consultant agrees to provide to AOL consulting, software engineering, and digital content production services (collectively, “Consulting Services”) as they are described on Schedule 1 attached hereto as Exhibit A and on such schedules as are executed from time to time by both Parties to this Agreement (the “Schedules”). Each Schedule shall be consecutively numbered and annexed hereto. Consulting Services shall be provided in accordance with the provisions of this Agreement and the applicable Schedule.

1.2	Scope of Work. Each Schedule shall contain a description of the tasks to be performed by Consultant, the deliverables and documentation, if any, to be produced by Consultant (collectively, “Deliverables”), acceptance criteria for each Deliverable (for technical services or if otherwise applicable), a schedule of performance, a schedule of payments and a statement of Consultant’s then-current rates, if applicable. The Parties acknowledge and agree that each Schedule is subject to specific timeframes and the Parties shall use good faith efforts to execute each Schedule in a timely manner; provided that each Schedule shall be reviewed by the appropriate legal personnel of both Parties prior to execution by either Party. Without limiting the foregoing, prior to the execution of any Schedule or statement of work involving non-recurring engineering services (“NRE Services”), Consultant and AOL shall work together to prepare a detailed proposal for NRE Services, which proposal shall include, without limitation, all major assumptions on which the NRE Services are based (e.g., pricing, use and applicability of NRE Services, etc.).

1.3	Performance of Services. Unless otherwise specified by AOL, Consultant has the right to (i) control and direct the means, manner and method by which the Consulting Services are performed, and (ii) perform the Consulting Services at any place or location and at such time as Consultant may reasonably determine. Unless otherwise agreed to by the Parties in writing or on a Schedule, Consultant shall (i) observe the

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working hours, working rules and polices of AOL while working on AOL’s premises, and (ii) furnish all equipment and materials used to perform the Consulting Services, including but not limited to telephone lines, personal computers and modems.

1.4	Other Work.

(a)	Consultant has the right to perform services for others during the term of this Agreement as long as Consultant performs the Consulting Services with not less than the level of diligence with which Consultant performs services for any other party. The Parties understand and agree that in the course of performing the Consulting Services, Consultant shall have access to AOL’s proprietary information. In order to ensure compliance with the confidentiality provisions of this Agreement and to adequately protect such proprietary information, Consultant shall implement and enforce appropriate “Chinese wall” procedures; such procedures are set forth on Exhibit E attached hereto. Notwithstanding and without limiting the foregoing, Consultant shall not perform services for an AOL Competitor that are substantially similar to services Consultant is then performing for AOL. “Substantially similar” means that (i) the services involve the same Viewpoint technology (e.g., ZoomView); and (ii) the services make use of the same promotional theme (e.g., a board game theme). For the avoidance of doubt, however, Consultant’s performance of services involving general product modeling with animations, advertisements, and other general digital content production services shall not constitute substantially similar services to the Consulting Services hereunder. As used herein, “AOL Competitor” shall mean any entity listed on Exhibit D hereto; provided that AOL may update such list no more often than once per quarter, upon written notice to Consultant. In the event that Consultant violates any provision of this Section 1.4, AOL shall have the right to terminate this Agreement immediately upon written notice to Consultant, without regard to any cure period set forth in this Agreement.

1.5	Compliance with Applicable Law. Consultant shall ensure that Consultant complies with all applicable local, state and federal law and AOL’s then-current Terms of Service in performing the Consulting Services.

2.	Consultant Personnel

2.1	Consultant Project Manager. Consultant will appoint for each Schedule a qualified member of its staff to act as project manager (the “Consultant Project Manager”), whose duties shall be to act as liaison between AOL and Consultant.

2.2	Independent Contractor; No Agency. Consultant is an independent contractor. Consultant shall not be deemed for any purpose to be an employee of AOL. AOL shall not be responsible to Consultant or any governing body for any payroll-related taxes related to the performance of the services, including but not limited to, withholding or other taxes related to federal or state income tax, social security benefits or unemployment compensation. Consultant further represents and warrants that Consultant qualifies as an independent contractor under the provisions of the Internal Revenue Code and its common law rules and, as such, Consultant is filing all required forms and necessary payments appropriate to the Consultant’s tax status. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur

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any obligation or liability on behalf of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an employment relationship, an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

2.3	Consultant’s Employees and Assistants. From time to time, Consultant may, subject to the terms and conditions set forth in this Agreement, engage employees, independent contractors, consultants, volunteer assistants or other persons or entities (collectively, “Assistants”) to aid Consultant in performing Consultant’s duties under this Agreement. AOL has no relationship with or to such Assistants and such Assistants are not employees, agents, consultants, representatives, assistants or independent contractors of AOL. Consultant shall be fully and solely responsible for the supervision and payment of such Assistants and for all work performed by such Assistants and any third party subcontractors approved by AOL as provided in this Agreement.

3.	Project Management

3.1	AOL Project Manager. AOL shall designate a project manager for each Schedule (the “AOL Project Manager”) who shall act as a liaison between AOL and Consultant.

3.2	Progress Reports and Meetings. If requested by AOL, Consultant shall submit a detailed progress report (“Progress Report”) to the AOL Project Manager during the term of each Schedule as more fully set forth in the individual Schedule. Progress Reports shall detail work performed to date and estimated time and cost to complete. If AOL so requests, Consultant shall hold status meetings with the AOL Project Manager, at which the AOL Project Manager and Consultant’s designated representative shall review the status of the Consulting Services. In the event that as a result of any such meeting, either Party requires changes to any Deliverable that has already been accepted by AOL, such changes shall be subject to a change order and potentially additional fees as mutually agreed by the Parties. With respect to Consulting Services performed on a time and materials basis, AOL acknowledges that preparation of a Progress Report(s) may result in increased fees.

3.3	Accounts. If deemed necessary by AOL, Consultant may be given an account(s) for the America Online® brand service for the exclusive purpose of enabling it and its agents to perform Consultant’s duties under this Agreement. The account(s) shall be of the type determined by AOL to be necessary for Consultant to perform its duties hereunder. Consultant shall be responsible for any premium charges, transaction charges, communication surcharges or other charges incurred by any such account(s), other than AOL’s standard monthly subscription charge. Consultant shall be responsible for the actions taken under or through its account(s), which actions shall be subject to AOL’s then-applicable Terms of Service. Upon termination of this Agreement, the account(s), and any associated usage credits and related screen names or similar rights, shall automatically terminate. AOL shall have no liability for loss of data or content related to termination of any account.

3.4	Software Tools. AOL shall determine in its sole discretion, which of its proprietary software tools (each a “Tool”) shall be made available to Consultant in order for Consultant to perform its duties hereunder. Consultant shall be granted a

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nonexclusive license to use any such Tool, which license shall be subject to: (i) Consultant’s compliance with all rules and regulations relating to use of the Tools, as published from time to time by AOL, (ii) AOL’s right to withdraw or modify such license at any time, and (iii) Consultant’s express recognition that AOL provides all Tools on an “as is” basis, without warranties of any kind.

4.	Fees, Expenses, Records, and Taxes

4.1	Fees. Each Schedule shall set forth the fee due for the Consulting Services to be provided pursuant to the Schedule and Consultant agrees to invoice AOL as set forth in the Schedule. All Consulting Services to be performed on a time and materials basis shall be invoiced in arrears. Any fees to be paid by AOL hereunder for digital content production services may be reduced pursuant to Section 8.7(b)(ii) of the License Agreement (as defined in Section 9 of this Agreement), so long as AOL makes the appropriate elections under the License Agreement. The Parties shall designate on each Schedule the amount (if any) by which the fees for such Schedule are reduced. Consultant’s hourly rates for digital content production services performed for the first twelve (12) month period during the Term (the “First Agreement Year”) will be as set forth on Exhibit F attached hereto. Following the First Agreement Year, Consultant shall provide AOL with a discount of fifteen percent (15%) from its standard rates for digital content production services performed during the Term; provided that in no event shall the rates charged by Consultant to AOL for digital content production services increase by more than five percent (5%) per successive 12-month period during the Term.

4.2	Expenses. Consultant shall be entitled to reimbursement of the categories of expenses set forth on the applicable Schedule. Consultant shall invoice AOL on a monthly basis for expenses incurred as a result of performing Consulting Services in accordance with the Schedule. Such expenses shall be limited to reasonable out-of-pocket expenses necessarily and actually incurred by the Consultant in the performance of its services hereunder, provided that: (i) AOL has given its prior written consent for any such expenses, including without limitation, travel expenses; (ii) the expenses have been detailed on a form acceptable to AOL and submitted to the appropriate AOL Project Manager for review and approval; and (iii) if requested by AOL, the Consultant submits supporting documentation in addition to the approved expense form. Monthly expenses shall not exceed the amount set forth in the relevant Schedule without the prior written approval of the AOL Project Manager. Any travel expenses shall comply with AOL’s travel policy, a copy of which has been provided to Consultant, and AOL may, at AOL’s sole discretion, require Consultant to make travel arrangements through an AOL-approved travel agency.

4.3	Review of Fees and Expenses. Consultant will submit the charges and/or expenses to be invoiced for services performed and the applicable time reports or documentation under any Schedule and Acceptance Certificate in the form attached hereto as Exhibit C to the AOL Project Manager for approval prior to actual invoicing. The charges and/or expenses invoiced in accordance with this Section 4, except for any amounts disputed by AOL, shall be payable by AOL within thirty (30) days of AOL’s receipt of each invoice, accompanied by an Acceptance Certificate executed by the AOL Project Manager.

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4.4	Maximum Dollar Amount. Notwithstanding anything to the contrary contained herein, AOL shall not be liable for any charges and/or expenses under any Schedule for work in excess of the Maximum Dollar Amount specified on such Schedule.

4.5	Records. Consultant shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate Consultant’s charges and expenses hereunder and Consultant shall retain such records for a period of four (4) years from the date of final payment under any Schedule.

4.6	Taxes. Consultant shall be responsible for determining the applicability of any sales, use, excise, or similar taxes which may be applicable to the performance of the Consulting Services, if any. Consultant shall clearly and separately state any applicable taxes on Consultant’s invoice to AOL for corresponding Consulting Services. AOL shall pay applicable taxes on the invoice or, in lieu of the payment of any such taxes, AOL may provide Consultant with a certificate acceptable to the taxing authorities exempting AOL from payment of these taxes. Consultant shall pay all taxes collected from AOL to the appropriate taxing authority. Consultant, and not AOL, shall be obligated to pay any applicable taxes not invoiced to AOL on the invoice for corresponding Consulting Services, including without limitation, any and all interest, penalties and attorneys’ fees. Consultant shall bear any and all costs, and shall indemnify AOL for any and all costs, of or associated with any determination of applicable taxes, the collection of such taxes and the payment of such taxes to the taxing authority (except to the extent AOL has wrongfully failed to pay such taxes or provide a certificate(s) as provided above), including, without limitation, penalties, interest and attorneys’ fees.

5.	Acceptance of Services

All Consulting Services and Deliverables delivered by the Consultant pursuant to the Agreement and the attached Schedules shall be subject to acceptance by AOL. Acceptance criteria shall be fully set forth in the applicable Schedule. AOL shall provide Consultant with the information, data, drawings, designs, or other materials and resources listed and described in the Scope of Work that are reasonably necessary for Consultant to perform the Services (the “Reference Materials”). If Consultant is delayed in completing the Deliverables set forth in any Schedule primarily due to a failure by AOL to perform its obligations under such Schedule, including delivery of any Reference Materials, and Consultant notifies AOL in writing of such failure and the resulting delay, then the time for performance/delivery dates referenced in the Schedule shall each be extended by the amount of time of Consultant’s delay directly attributable to such failure by AOL.

6.	Term and Termination

6.1	Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect thereafter unless and until it is terminated or expires in accordance with the provisions of this Agreement or any Schedule or, if it is not terminated and no expiration is provided in any applicable Schedule, until satisfactory completion of the services provided for herein and in all Schedules and acceptance thereof by AOL (“Project Completion”). The Parties understand and agree that certain rights and

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obligations hereunder are dependent upon the continuation in force of the License Agreement (as defined in Section 9) and that in the event that the License Agreement expires or terminates prior to the expiration or termination of this Agreement, the Parties will promptly review the status of any Schedules hereunder.

6.2	Termination For Breach. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party which remains uncured after thirty (30) days written notice thereof (or such shorter period as may be specified in this Agreement or in any applicable Schedule).

6.3	Termination Upon Notice. Notwithstanding anything to the contrary herein or in any Schedule, AOL may terminate this Agreement or any Schedule hereunder for any reason by giving the Consultant two weeks’ prior written notice of its election to terminate said Agreement or Schedule.

6.4	Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

6.5	AOL Rights and Payment Upon Termination. If either Party terminates the Agreement, AOL agrees to pay Consultant for all expenses incurred by the Consultant with AOL’s approval up to the effective date of termination. In the event AOL terminates this Agreement or any Schedule under Section 6.3 prior to the completion of the services rendered under each Schedule, (a) Consultant shall be compensated a pro-rata share of the fee due to Consultant under this Agreement and the applicable Schedule, and (b) if applicable, AOL shall pay Consultant for all Progress Milestones (as set forth in the applicable Schedule) completed and accepted by AOL and a pro-rata share of the Progress Milestone Consultant is working to complete at the time the applicable schedule is terminated. Termination under this Agreement shall not affect AOL’s rights in and to all Deliverables, Materials (as defined in Exhibit B) and work product created by Consultant pursuant to this Agreement prior to such termination.

7.	Terms and Conditions. The terms and conditions set forth on Exhibit B attached hereto are hereby made a part of this Agreement.

8.	Prior Agreements. This Agreement supercedes the Consulting Services Agreement between the Parties dated March 21, 2002 and the services performed thereunder including, but not limited to, services performed in accordance with the following:

•	Viewpoint Ad Format Sales CD Statement of Work dated January 29, 2002;

•	Channel Content Statement of Work dated March 12, 2002 (NASCAR Project) and Change Order dated April 9, 2002;

•	Scope of Work dated March 21, 2002 (Scooby Doo Project);

•	Scope of Work dated May 9, 2002 (Shop@AOL Project);

•	Scope of Work dated June 19, 2002 (NBC project);

•	Scope of Work dated June 28, 2002 (AIM 8-Legged Freaks project);

•	Scope of Work dated July 29, 2002 (Old Navy Project);

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•	Scope of Work dated August 12, 2002 (Teens/CDC project); and

•	Scope of Work dated August 14, 2002 (Gateway desktop project).

The Production Services Agreement dated January 25, 2002 and the Statement of Work dated February 4, 2002 (entitled “3D Navigation User Interface Design and Implementation”) shall continue in force.

9.	Affiliates. To the extent any of AOL’s Affiliates wish to engage Consultant to perform Consulting Services upon the terms set forth hereunder, such Affiliate shall execute a Schedule hereunder (an “Affiliate Schedule”). Such action shall have the same effect as if such AOL Affiliate entered into this Agreement separately with Consultant and all references to AOL therein were to such AOL Affiliate. Such Affiliate Schedule shall be subject to all terms and conditions of this Agreement and the Affiliate executing such Schedule shall be solely responsible for any payment or other obligations incurred under such Schedule. Similarly, all obligations of Consultant under any Affiliate Schedule shall be solely to the Affiliate executing such Schedule and not to AOL. As used herein, “Affiliate” shall have the meaning set forth in the Amended and Restated License and Services Agreement by and between AOL and Consultant, dated as of July 19, 2001, as amended (the “License Agreement”).

     IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the date first written above.

AMERICA ONLINE, INC	CONSULTANT
By: /s/ Geo Hunt Print Name: Geo Hunt	By: /s/ Robert E. Rice Print Name: Robert E. Rice
Title: SVP, Technology Business Development	Title: President and CEO
Date: September 30, 2002	Date: September 30, 2002

AOL Confidential

EXHIBIT B

Terms and Conditions

I.	NO RIGHTS IN AOL PROPERTY/TRADEMARKS

No Ownership or License. Nothing in this Agreement shall convey to Consultant any right, license, title, interest in and to the Work (as defined below), the AOL” look and feel”, or any other AOL property, property interest, license or right.

No Right to Post Content. Unless specifically directed to do so by AOL, Consultant shall have no right to post or display content or other materials in any area of the AOL Network. As used in this Agreement, AOL Network shall mean (i) the America Online® brand service, (ii) any international versions of the America Online service, and (iii) any other product or service owned, operated, distributed or authorized to be distributed by or through AOL or its affiliates worldwide (which may include, without limitation, Internet sites promoting AOL products and services and any “offline” information browsing products of AOL or its Affiliates).

No Right to Use Trademarks. Consultant shall have no right to use any AOL trade name, trademark or service mark without AOL’s prior written consent or as specifically set forth in a Schedule.

II.	CONFIDENTIALITY/PROPRIETARY RIGHTS/ /NON-SOLICITATION

Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party’s obligations hereunder, who will each agree to comply with this Section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide, if reasonably possible, at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body. For purposes of this Agreement, “Confidential Information” shall mean any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, AOL end-users, AOL broadband service registration information, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. “Confidential Information” will not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

Without limiting the generality of the foregoing, Consultant shall not collect AOL Member screennames from public or private areas of the AOL Network and shall comply with AOL’s bulk e-mail policy.

Injunctive Relief. The Parties acknowledge that disclosure of either Party’s Confidential Information by the other Party will give rise to irreparable injury to the disclosing Party, its subsidiaries and/or affiliated companies or the owner of such information, inadequately compensable in damages. Accordingly, the disclosing Party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available.

Proprietary Rights. Upon acceptance of the Deliverables in accordance with this Agreement, Consultant shall be deemed to have assigned to AOL and AOL shall acquire (i) all of Consultant’s copyrights to the digital images comprising each Deliverable, (ii) all of Consultant’s right, title, and interest in the object code version of any files included as part of any Deliverable, and (iii) any and all other IP rights in and versions of all Deliverables (except as specifically set forth herein with respect to the Non-AOL Content Elements) (the “Content Elements,” “Work” or “Materials”) that are created by Consultant for the specific purpose of composing the Deliverables (“AOL Elements”). To the extent that Content Elements that are not created by Consultant for the specific purpose of composing the Deliverables (“Non-AOL Elements”) are included in the Deliverables, Consultant hereby grants to AOL a non-exclusive, worldwide, perpetual right and license to use, display, reproduce, distribute, perform or modify the Non-AOL Elements. However, such Deliverable shall not be considered a derivative work (as defined by U.S. copyright law) and AOL shall own any customized enhancement(s) or addition(s) to the Non-AOL Elements so incorporated, including the intellectual property rights therein. The Parties hereby acknowledge and agree that all Non-AOL Elements and all of Consultant’s proprietary methodologies for delivery of its services (“Consultant Tools”), including but not limited to Consultant’s proprietary software tools and design concepts, process guidelines and methodologies, which are used by Consultant in performing the Services, are and shall remain the exclusive property of Consultant.

Consultant grants to AOL at no additional cost a perpetual, worldwide, non-exclusive, non-transferable license to use the Consultant Tools. AOL acknowledges that as part of Consultant’s performance of Services, Consultant may develop or modify software tools, programming aids,

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algorithms, code libraries, translators, diagnostic aids, and other software (“Consultant Modifications”). Such Consultant Modifications and all intellectual property related thereto shall remain the sole and exclusive property of Consultant, except as set forth below regarding AOL Customization. To the extent AOL requires a Broadcast License in connection with any Deliverable(s), the Parties agree and acknowledge that Consultant has granted such Broadcast License under the License Agreement (as defined in Section 9 of this Agreement). Notwithstanding the foregoing, in the event that providing the Deliverables hereunder, including without limitation Consultant’s ZoomView technology, requires the development, modification, enhancement, customization or creation of material based upon AOL Confidential Information (the “AOL Customization”), any and all AOL Customization is the property of AOL and all title and interest therein shall vest in AOL and shall be deemed to be a work made for hire. “AOL Customization” shall not be deemed to include any Consultant Confidential Information. To the extent that title to any such AOL Customization may not, by operation of law, vest in AOL or such works may not be considered works made for hire, Consultant hereby irrevocably assigns to AOL all rights, title and interest in and to such AOL Customization. All AOL Customization shall belong exclusively to AOL, and AOL shall have the right to obtain and to hold in its own name, copyrights, registrations, patents, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof, provided that such protections do not conflict with copyrights, registrations, patents, or such legal protection in such non-customized materials as may already be owned by Consultant. Consultant agrees to give AOL and any person designated by AOL such reasonable assistance, at AOL’s expense, as is required to perfect, secure, and protect AOL’s intellectual property and other rights set forth in this Paragraph.

Unless otherwise requested by AOL, upon the completion of the services to be performed under each Schedule or upon the earlier termination of such Schedule, Consultant shall immediately turn over to AOL all Work, including without limitation, any and all Materials, developed pursuant to such Schedule.

Securities Trading Policy. Consultant agrees, for the term of this Agreement and for as long thereafter as Consultant has access to material, non-public information of AOL, to comply with terms of AOL’s securities trading policy (the “Securities Policy”), a copy of which has been provided to Consultant, as revised from time to time, to the same extent as employees of AOL are obligated to comply with the Securities Policy.

Non-Solicitation. During the term of this Agreement, AOL shall not hire or attempt to hire any Restricted Employee (as defined below) to join the Product Content group within the Product Marketing department or the Client Engineering Group within the AOL Technology department. Notwithstanding the foregoing, AOL may employ any person who (a) initially contacts AOL without solicitation, directly or indirectly, by AOL or (b) responds to any general media solicitation of employment or engagement by AOL or to any solicitation or inquiry from a recruiter retained by AOL provided that such person is not specifically identified or targeted by AOL for such solicitation or inquiry. The following individuals shall be deemed Restricted Employees: Sree Kotay, Executive Vice President and Chief Technology Officer; Ales Holecek, Senior Vice President, Technology; Javier Roca, Senior Design Manager; and Jeffrey Jouppi, Technical Designer.

III.	REPRESENTATIONS AND WARRANTIES

Representations and Warranties. Consultant represents and warrants that: (a) Consultant is or will promptly and prior to the Effective Date become familiar with AOL’s current or then-current Terms of Service Agreement; (b) Consultant has or shall have the proper skill, training, and background so as to be able to perform in a competent and professional manner and that all work will be performed in accordance with applicable standards; (c) provided AOL has free, good and clear title to the information provided to Consultant in connection with the performance of this Agreement (“AOL Originals”), AOL shall receive free, good and clear title to all Work which may be developed by Consultant under this Agreement or which is provided or delivered to AOL by Consultant or Consultant’s Assistants, agents or representatives pursuant to this Agreement; including without limitation the Materials, which title shall be free and clear of any and all liens, encumbrances, claims or litigation, whether pending or threatened, (d) provided the AOL Originals do not infringe or violate (i) any copyright, trademark, patent, (ii) any other proprietary or other right of any third party, including but not limited to any third party right to privacy, (iii) any applicable law or regulation, or (iv) any AOL current or then-current standards and guidelines made available to Consultant by AOL, no Work, Deliverable or other materials delivered by Consultant to AOL hereunder, including without limitation Materials, shall infringe on or violate (i) any copyright, trademark, patent, any music performance or other music related right, (ii) any other proprietary or other right of any third party, including but not limited to any third party right to privacy, (iii) any applicable law or regulation, or (iv) AOL’s Terms of Service or any AOL service guidelines or standards made available to Consultant by AOL, and (e) provided the AOL Originals do not contain any scandalous, libelous or unlawful matter or material, no Work, Deliverable or other materials delivered by Consultant to AOL hereunder, including without limitation, Materials, shall contain any scandalous, libelous or unlawful matter or material.

Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant the licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof which are not expressly provided for in this Agreement.

IV.	INDEMNITY

Indemnity. Consultant shall defend, indemnify and hold harmless AOL, its officers, directors, agents, Affiliates (as defined in the License Agreement), distributors, franchisees and employees from any and all loss and third party claims, demands, liabilities, costs or expenses, including without limitation reasonable attorneys’ fees and expenses (“Liabilities”) resulting from (a) claims of libel, defamation, violation of right of copyright infringement trademark infringement or other infringement or any third party right, fraud, false advertising, misrepresentation, product liability or violation of any law,

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statute, ordinance, rule or regulation throughout the world based on any software, program, service and or other materials furnished to AOL by Consultant pursuant to the terms of this Agreement, including without limitation, the Work or Materials, or the use thereof by AOL, and (b) Consultant’s material breach of any obligation, duty, representation or warranty contained in this Agreement or in any Schedule attached hereto. AOL will notify Consultant of any claim, demand or action (an “Action”) for which indemnity is claimed within ten (10) days of receipt of written notice of such Action, and will give Consultant control of the defense and of the claim, action or allegation. Consultant’s counsel defending such Action shall be subject to AOL’s prior written approval. AOL reserves the right to participate fully in and assume joint control of the defense of any Action, at its cost and expense. Settlement of any Action shall be subject to AOL’s prior written approval.

Consultant agrees, should AOL’s use of any service, program, and/or other material furnished to AOL by Consultant be enjoined by any court, to promptly obtain, at no expense to AOL, the right to continue to use the items so enjoined or, at no expense to AOL, provide AOL promptly with substitute items that are functionally equivalent to the enjoined products. If Consultant can not secure AOL’s right to continue using such items or substitute such items as provided herein, Consultant agrees to refund all sums earned under this Agreement relating to the provision of such items.

AOL shall defend, indemnify and hold harmless Consultant, its officers, directors, agents, distributors, franchisees and employees from any and all Liabilities solely resulting from Consultant’s authorized use of any materials provided by AOL to Consultant to perform Consultant’s obligations hereunder.

V.	GENERAL

Excuse. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party’s reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the AOL Project Manger and the Deputy General Counsel (fax no. 703-265-1105), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of Consultant, except as otherwise specified herein, the notice address shall be the address for Consultant set forth in the first paragraph of this Agreement, with the other relevant notice information, including the recipient for notice and, as applicable, such recipient’s fax number to be as reasonably identified by AOL.

No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

Amendment. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

Further Assurances. Consultant shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by AOL for the implementation or continuing performance of this Agreement.

Assignment. Consultant shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL. Assumption of the Agreement by any successor to Consultant (including, without limitation, by way of merger, consolidation or sale of all or substantially all of Consultant’s stock or assets) shall be subject to AOL’s prior written approval. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

Subcontract. No work or services to be performed by Consultant hereunder shall be subcontracted to or performed on behalf of Consultant by any third party, except upon written permission by AOL, or as set forth in any Schedule.

Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York except for its conflicts of laws principles. Each Party irrevocably consents to

AOL Confidential

the exclusive jurisdiction of the state courts and federal courts situated in New York City in connection with any action to enforce the provisions of this Agreement to recover damages or other relief for breach or default under this Agreement or otherwise arising under or by reason of this Agreement. Notwithstanding the foregoing, any judgments entered into in an action under this Agreement may be enforced in any court of competent jurisdiction.

Export Controls. Both Parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

Publicity. Consultant agrees that it will not, without prior written consent of AOL, use in advertising, publicity, or otherwise the name of AOL, or refer to the existence of this Agreement in press releases, advertising, or materials distributed to prospective customers.

Duty to Inform. Consultant shall promptly inform AOL of any information related to the Consulting Services, including without limitation the Work, Materials, and Deliverables, which could reasonably lead to a claim, demand or liability of or against AOL and/or its Affiliates by any third party.

Limitations. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGE OF ANY KIND OR NATURE, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT (INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT), TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF ANY OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE; PROVIDED THAT CONSULTANT SHALL REMAIN LIABLE TO AOL AND/OR ITS AFFILIATES TO THE EXTENT ANY DISCLAIMED DAMAGES ARE AWARDED TO A THIRD PARTY OR INCLUDED IN A SETTLEMENT AND ARE SUBJECT TO INDEMNIFICATION AS SET FORTH ABOVE.

Workers’ Compensation Insurance. No workers’ compensation insurance shall be obtained by AOL concerning Consultant. Consultant shall comply with the applicable workers’ compensation law concerning Consultant and shall provide to AOL a certificate of workers’ compensation insurance upon request.

Comprehensive General Liability Insurance. Consultant further agrees to secure and maintain, at Consultant’s sole cost and expense, Comprehensive General Liability Insurance for damage claims due to bodily injury (including death), or property damage caused by or arising from acts or omissions of Consultant. The minimum limits of such insurance will be one million dollars ($1,000,000.00). Maintenance of the foregoing insurance will in no way be interpreted as relieving Consultant of any responsibility whatsoever.

Headings. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

Surviving Sections. The following sections shall survive the termination of this Agreement: 2.2 (“Independent Contractor”); 2.3 (“Consultant’s Employees and Assistants”); 4.6 (“Taxes”) of this Agreement and this Exhibit B.

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EXHIBIT C

ACCEPTANCE CERTIFICATE
SCHEDULE NO. ___ DATED___[insert Schedule date]_____TO
AGREEMENT FOR CONSULTING SERVICES
BETWEEN
AMERICA ONLINE, INC. AND _____________
DATED AS OF __[insert main agreement date]___(the “Agreement”)

1. Deliverables and documentation to be produced by Consultant:	AOL Approval
2A:

2B:

2C:

2D:

2. Time for Performance/Delivery	AOL Approval
2A:

2B:

2C:

2D:

3. Acceptance testing criteria for each Deliverable:	AOL Approval

Applicable as described below	Not Applicable

Item 2A:

Item 2B:

Item 2C:

Item 2D:

4. Payments approved by AOL:	AOL Approval

Monthly

Upon Completion

Other (describe:	)

Progress Payments as follows:

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	Progress Payments	Progress Milestones	AOL Approval

Item 2A:	$

Item 2B:	$

Item 2C:	$

Item 2D:	$

Payment for Partial Performance.

If AOL terminates this Agreement or any Schedule under Section 6.3 of the Agreement, AOL shall pay Consultant through the Progress Milestone accepted and approved above; and the amount set forth above for the Progress Milestone Consultant is working to complete at the time the Agreement or Schedule is terminated.

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EXHIBIT D

List of AOL Competitors

Yahoo!

Microsoft Networks and brands (e.g., Hotmail; MSN; MSN Messenger, etc.)

Earthlink

United Online (Net Zero and Juno)

Amazon

Ebay

USA Interactive

Comcast

Lycos

AT&T Broadband

Cox Communications

Charter Communications

Cablevision

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EXHIBIT E

Chinese Wall Protection of AOL Confidential and Proprietary Information

In order to protect the vital confidential and proprietary interests of AOL, Consultant shall be responsible for implementing the following security measures with respect to Consultant’s employees and Assistants, as well as to any aspect relating to Consultant’s performance of the Consulting Services. Consultant is committed to protecting the confidentiality of all AOL confidential and proprietary information. Consultant shall also implement any other security measures reasonably requested by AOL.

1) Notification. Consultant shall notify and distribute copies of this Exhibit E to all people working on this matter including, without limitation, the employees listed herein, clerks, and administrative and other staff and instruct such people to follow the procedures required to adhere to the requirements and procedures set forth in this Exhibit E.

2) Assignment of project code name. Consultant shall assign a project “code name” to the Consulting Services. All references to the Consulting Services shall be under this project code name and only those employees and Assistants working on the project shall know that the project is for AOL. All Code Names shall mirror the name of the project as reflected on the applicable Schedule.

3) Consultant Team Members. Consultant shall provide to AOL in writing a list of employees that are assigned to provide Consulting Services (the “Consulting Services Team”) and shall update such list in writing within three (3) business days of any change in the Consulting Services Team. In addition to the restrictions set forth in Section 1.4 of the Agreement, during the term of any Schedule and for two (2) months (the “Buffer Period”) after the earliest of (i) AOL’s deployment of deliverables set forth in any such Schedule; (ii) AOL’s final acceptance of all deliverables set forth in any such Schedule; or (iii) the expiration or termination of such Schedule, no member of the Consulting Services Team shall perform services for any AOL Competitor which are substantially similar to services Consultant is then performing for AOL. Notwithstanding anything to the contrary in this Agreement or any Exhibit hereto, the expiration of the Buffer Period does not relieve Consultant or its employees or agents of any confidentiality obligations under the Agreement.

4) No internal references to the AOL project. Consultant employees assigned to perform Consulting Services, including those who have worked or will work on any aspect relating to the Consulting Services shall not discuss, exchange documents, or communicate (including, without limitation, email, intranet, and all other means of communications) with any other non AOL team member or Consultant’s other employees in any manner regarding the Consulting Services.

5) Confidentiality Agreements executed by all Consultant team members. Consultant shall require that the members of the Consulting Services Team shall execute Consultant’s standard confidentiality agreement, a copy of which has been provided by AOL.

6) Restricted Access to Paper Files: The files and documents relating to the Consulting Services shall be kept in a secure place and will not be part of any central filing system; instead, they will be maintained in separate file cabinets which will bear the following legend:

RESTRICTED ACCESS

THESE FILES ARE SUBJECT TO AN ETHICAL WALL PURSUANT TO AN AGREEMENT DATED      , 2002. IMPORTANT: DO NOT DISCUSS THIS MATTER OR PROVIDE ACCESS TO THIS FILE OR ANY DOCUMENTS RELATING TO THIS MATTER.

A copy of this Exhibit E shall be prominently placed in each of the paper files relating to the Consulting Services.

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EXHIBIT F
CONSULTANT HOURLY RATES

Digital Content Production Services

Category	Type	Viewpoint Rate Card	AOL Rate Card

Models	Models	$167	$142
Digitizing	Digitizing	$123	$105
Animations	Camera & Object Animations	$208	$177
	Animated Textures	$187	$159
	Text Annotations	$170	$145
	Bit-Map Annotations	$332	$282
Photo Studio	Photographic Time	$221	$188
Web Integration	Web Integration	$217	$185
Web Design	Web Design	$234	$199